STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
COLD GIN CORPORATION

First: the name of the Corporation is Cold Gin Corporation

Second: Its Registered office in the State of Delaware is to be located at 204C Chestnut Crossing Drive, in the city of Newark County of New Castle Zip Code 19713

The registered agent in charge thereof is Melanie Gaglio

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware

Fourth : The amount of total stock of this corporation is authorized to issue is Fifty one Million shares ( number authorized shares) in Two Classes, Common which has Fifty Million shares and a par Value of .001 per share. And Series A Preferred which has One Million shares and a par Value of .o1

Fifth: The name and mailing address of the Incorporation are as follows: Peter Klamka 1300 East Lafayette, Suite 905, Detroit, Michigan 48207

the Undersigned , for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this Second day of August, A.D. 2006

BY:

( Incorporator) NAME: Peter Klamka

(REPRODUCTION)